CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in Registration Statements (Nos. 333-134368 and 333-83636) on Post-Effective Amendment No. 1 to Form S-8 of Ophthalmic Imaging Systems of our report dated March 14, 2007 relating to our audit of the financial statements, which appear in this Annual Report on Form 10-KSB of Ophthalmic Imaging Systems for the year ended December 31, 2006.

Perry-Smith LLP

Sacramento, California
March 28, 2007